Exhibit 99.1

Clarus Reports Fourth Quarter and Full Year 2023 Results

Adventure Segment Generates Highest Quarterly Revenue of the Year

Proceeds from Precision Sport Sale Used to Repay All Debt and Significantly Increased Cash Position

Positioning Company for Growth and Profitability in 2024 and Beyond as a Pure-Play Outdoor Business

SALT LAKE CITY, Mar. 7, 2024 (GLOBE NEWSWIRE) -- Clarus Corporation (NASDAQ: CLAR) (“Clarus” and/or the “Company”), a global company focused on the outdoor enthusiast markets, reported financial results for the fourth quarter and full year ended December 31, 2023.

Fourth Quarter 2023 Financial Summary vs. Same Year-Ago Quarter (adjusted to reflect the reclassification of the Precision Sport segment as discontinued operations)

•	Sales of $76.5 million compared to $73.8 million.
•	Gross margin was 28.9% compared to 37.2%.
•	Loss from continuing operations of $7.2 million, or $(0.19) per diluted share, compared to loss from continuing operations of $83.3 million, or $(2.25) per diluted share. Loss from continuing operations in Q4 2022 included a non-cash impairment charge of $92.3 million in the Adventure segment.
•	Adjusted loss from continuing operations of $2.8 million, or $(0.07) per diluted share, compared to adjusted income from continuing operations of $4.4 million, or $0.11 per diluted share.
•	Adjusted EBITDA of $(3.5) million with an adjusted EBITDA margin of (4.5)% compared to $3.6 million with an adjusted EBITDA margin of 4.9%.
•	Precision Sport segment reported as discontinued operations due to sale announcement in December 2023.
•	The sale of Precision Sport closed on February 29, 2024.

2023 Financial Summary vs. 2022 (adjusted to reflect the reclassification of the Precision Sport segment as discontinued operations)

•	Sales of $286.0 million compared to $315.3 million.
•	Gross margin was 34.1% compared to 34.9%; adjusted gross margin was 34.1% compared to 35.0%.
•	Loss from continuing operations of $15.8 million, or $(0.42) per diluted share, compared to loss from continuing operations of $92.8 million, or $(2.49) per diluted share. Loss from continuing operations in 2022 included the $92.3 million non-cash impairment expense in the Adventure segment.
•	Adjusted loss from continuing operations of $1.5 million, or $(0.04) per diluted share, compared to adjusted income from continuing operations of $9.4 million, or $0.24 per diluted share.
•	Adjusted EBITDA of $1.2 million with an adjusted EBITDA margin of 0.4% compared to $17.6 million with an adjusted EBITDA margin of 5.6%.

Management Commentary

“Despite very challenging macroeconomic headwinds throughout 2023 that adversely impacted consumer demand, we have taken important steps to realign our brands and inventory levels to position Clarus for long-term profitable growth as a pure-play, ESG- friendly outdoor business,” said Warren Kanders, Clarus’ Executive Chairman. “After completing the sale of our Precision Sport segment, we are debt-free with over $40 million of cash on the balance sheet. We have a streamlined company focused on two operating segments poised for growth, each with strong leaders with highly capable teams focused on increasing profitability and unlocking new opportunities.”

Mr. Kanders added, “The monetization of our Precision Sport segment for $175 million was a highly successful outcome for Clarus. Clarus invested approximately $132 million in the Precision Sports segment since 2017. During our ownership period, the segment returned over $94 million of cash to Clarus and with the recently completed sale, it has generated nearly $270 million of returns. The operating income from Precision Sport also helped use a substantial portion of our net operating losses. With the proceeds from this sale, we retired in full all of Clarus’ outstanding debt and emerged with a debt-free balance sheet and flexibility to pursue our long-term growth initiatives at the Outdoor and Adventure segments.”

Mr. Kanders concluded, “We are pleased with the progress we have made at our Adventure segment, which had its best quarter of the year with 43% sales growth. With respect to Outdoor, I am excited about our potential to build long-term value. We are still in the early innings of our business turnaround. We are actively simplifying the organizational structure, our product categories and channel strategy. We have taken a careful view of inventory levels to better align with expected market demand. In 2024 we expect total company net sales in the range of $270 million to $280 million and adjusted EBITDA of $16 million to $18 million.”

Sale of Precision Sport / Discontinued Operations

On December 29, 2023, the Company announced the sale of its Precision Sport segment for $175 million. As the disposition was completed on February 29, 2024, we expect to recognize a gain on the disposition during the three months ending March 31, 2024. The activities of the Precision Sport segment have been segregated and reported as discontinued operations for all periods presented.

Fourth Quarter 2024 Financial Results

Sales in the fourth quarter were $76.5 million compared to $73.8 million in the same year- ago quarter. This was driven by strength at the Adventure segment due to success with OEM customers. This was partly offset by softness in the European region at Outdoor.

Sales in the Adventure segment increased 43% to $26.4 million, or $26.6 million on a constant currency basis, compared to $18.5 million in the year-ago quarter, reflecting increasing sales in the Australian market and the benefit of the TRED Outdoors acquisition announced during the fourth quarter of 2023. Sales in the Outdoor segment were $50.1 million, or $50.0 million on a constant currency basis, compared to $55.3 million in the year ago quarter. The decline primarily reflects continuing challenging market conditions, particularly in Europe.

Gross margin in the fourth quarter was 28.9% compared to 37.2% in the year-ago quarter. The decrease in gross margin was primarily due to $4.2 million of inventory reserve increases at the Outdoor segment. Adjusted gross margin in the fourth quarter was 29.0% compared to 37.2% in the year-ago quarter related to the inventory step-up as a result of the TRED Outdoors acquisition.

Selling, general and administrative expenses in the fourth quarter were $30.7 million compared to $29.9 million in the same year-ago quarter. The increase was attributable to the Outdoor segment with higher legal and marketing expenses compared to the prior year.

The loss from continuing operations in the fourth quarter of 2023 was $7.2 million, or $(0.19) per diluted share, compared to loss from continuing operations of $83.3 million, or $(2.25) per diluted share in the year-ago quarter. Loss from continuing operations in the fourth quarter included $1.5 million of one-off charges relating to restructuring and transaction costs. The loss from continuing operations in the fourth quarter of 2022 included a non-cash impairment charge of $92.3 million at the Adventure segment.

Adjusted loss from continuing operations in the fourth quarter of 2023 was $2.8 million, or $(0.07) per diluted share, compared to adjusted income from continuing operations of $4.3 million, or $0.11 per diluted share in the year-ago quarter. Adjusted (loss) income from continuing operations excludes restructuring charges and transaction costs, as well as non-cash items such as amortization, stock-based compensation, inventory fair value of purchase accounting and impairment charges.

Adjusted EBITDA in the fourth quarter was $(3.5) million, or an adjusted EBITDA margin of (4.5)%, compared to $3.6 million, or an adjusted EBITDA margin of 4.9%, in the same year- ago quarter. The decline in adjusted EBITDA was primarily driven by continuing challenging market conditions at Outdoor, an increase in inventory reserves at Outdoor and higher legal and marketing expenses.

Net cash provided by operating activities for the three months ended December 31, 2023, was $14.5 million compared to $32.4 million in the prior year quarter. Capital expenditures in the fourth quarter of 2023 were $1.2 million compared to $2.0 million in the prior year quarter. Free cash flow for the fourth quarter of 2023 was $13.3 million compared to $30.3 million in the prior year quarter.

Liquidity at December 31, 2023 vs. December 31, 2022

•	Cash and cash equivalents totaled $11.3 million compared to $12.0 million.
•	Total debt of $119.8 million compared to $139.0 million.
•	On February 29, 2024, approximately $135.0 million of long-term debt, interest and fees were repaid and the credit agreement was subsequently terminated.

Full Year 2023 Financial Results

Sales in 2023 decreased 9.3% to $286.0 million compared to $315.3 million in 2022. The decrease in sales was primarily driven by continued softness in Outdoor wholesale markets in both North America and Europe as well as lower demand at Rhino-Rack USA compared to the prior year.

From a segment perspective, Outdoor sales were down 8% to $204.1 million and Adventure sales were down 12% to $82.0 million, compared to 2022.

Gross margin in 2023 was 34.1% compared to 34.9% in 2022 primarily due to promotional pricing and increased inventory reserves at the Outdoor segment, as well as unfavorable foreign currency exchange movement. These decreases were partially offset by favorable variances, primarily related to easing freight costs, at both the Outdoor and Adventure segments. Adjusted gross margin in 2023 was 34.1% compared to 35.0% in 2022 due to the impact of the TRED Outdoors acquisition in 2023 and Maxtrax in 2022.

Selling, general and administrative expenses in 2023 were $116.4 million compared to $120.8 million in 2022. The decrease was primarily due to reduced stock compensation, as well as expense reduction initiatives to offset challenging market conditions, lower intangible amortization expense, and lower sales commissions due to decreased revenue.

Loss from continuing operations in 2023 was $15.8 million, or $(0.42) per diluted share, compared to net loss of $92.8 million, or $(2.49) per diluted share, in the prior year. Loss from continuing operations in 2022 included a $92.3 million non-cash impairment charge in the Adventure segment.

Adjusted loss from continuing operations in 2023 was $1.5 million, or $(0.04) per diluted share, compared to adjusted income from continuing operations of $9.4 million, or $0.24 per diluted share in the year-ago quarter. Adjusted (loss) income from continuing operations excludes restructuring charges and transaction costs, as well as non-cash items such as amortization, stock-based compensation, inventory fair value of purchase accounting, contingent consideration and impairment charges.

Adjusted EBITDA in 2023 was $1.2 million, or an adjusted EBITDA margin of 0.4%, compared to $17.6 million, or an adjusted EBITDA margin of 5.6%, in 2022.

Net cash provided by operating activities for the year ended December 31, 2023, was $31.9 million compared to $14.6 million in 2022. Capital expenditures in 2023 were $5.7 million compared to $8.2 million in the prior year. Free cash flow for the year ended December 31, 2023, was $26.2 million compared to $6.4 million in the same year ago period. This increase is primarily due to lower inventory.

2024 Outlook

The Company expects fiscal year 2024 sales to range between $270 million to $280 million and adjusted EBITDA of approximately $16 million to $18 million, or an adjusted EBITDA margin of 6.2% at the mid-point of revenue and adjusted EBITDA. In addition, capital expenditures are expected to range between $4 million to $5 million and free cash flow is expected to range between $18 million to $20 million for the full year 2024. Clarus has not provided net income guidance due to the inherent difficulty of forecasting certain types of expenses and gains, which affect net income but not Adjusted EBITDA and/or Adjusted EBITDA Margin. Therefore, we do not provide a reconciliation of Adjusted EBITDA and/or Adjusted EBITDA Margin guidance to net income guidance.

Net Operating Loss (NOL)

The Company has net operating loss carryforwards (“NOLs”) for U.S. federal income tax purposes of $7.7 million. The Company believes its U.S. Federal NOLs will substantially offset its future U.S. Federal income taxes until expiration. None of NOLs expire until December 31, 2027, which the Company expects to realize in their entirety in 2024.

Conference Call

The Company will hold a conference call today at 5:00 p.m. Eastern time to discuss its fourth quarter 2023 results.

Date: Thursday, March 7, 2024

Time: 5:00 p.m. Eastern time (3:00 p.m. Mountain time) Registration Link:

https://register.vevent.com/register/BIae896d0fcbfe492d8c7b09d523f715d9

To access the call by phone, please register via the live call registration link above and you will be provided with dial-in instructions and details. The conference call will be broadcast live and available for replay here and on the Company’s website at www.claruscorp.com.

2024 Investor Day

The Company will host an investor day on Monday, March 11, 2024, from 12:00 pm to 2:00 pm ET in New York City that will feature additional commentary on Clarus’ strategic initiatives and growth opportunities with presentations from management, including Warren Kanders, Executive Chairman; Mike Yates, Chief Financial Officer; Neil Fiske, President, Black Diamond Equipment; and Mathew Hayward, Managing Director of Clarus' Adventure segment; followed by Q&A sessions.

•	Date: Monday, March 11, 2024
•	Time: 12:00 pm to 2:00 pm ET

Institutional investors and analysts interested in attending the event should contact The IGB Group at Clarus@igbir.com. Virtual attendance registration and webcast details will be available on the Company’s website. For those unable to attend the Investor Day, a replay will be made available after the event.

About Clarus Corporation

Headquartered in Salt Lake City, Utah, Clarus Corporation is a global leading designer, developer, manufacturer and distributor of best-in-class outdoor equipment and lifestyle products focused on the outdoor enthusiast markets. Each of our brands has a long history of continuous product innovation for core and everyday users alike. The Company’s products are principally sold globally under the Black Diamond®, Rhino-Rack®, MAXTRAX®, TRED Outdoors® brand names through outdoor specialty and online retailers, our own websites, distributors, and original equipment manufacturers. Our portfolio of iconic brands is well-positioned for sustainable, long-term growth underpinned by powerful industry trends across the outdoor and adventure sport end markets. For additional information, please visit www.claruscorp.com or the brand websites at www.blackdiamondequipment.com, www.rhinorack.com, www.maxtrax.com.au, www.tredoutdoors.com, or www.pieps.com.

Use of Non-GAAP Measures

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). This press release contains the non-GAAP measures: (i) adjusted gross margin and adjusted gross profit, (ii) adjusted (loss) income from continuing operations and related earnings (loss) per diluted share, (iii) earnings before interest, taxes, other income or expense, depreciation and amortization (“EBITDA”), EBITDA margin, adjusted EBITDA, and adjusted EBITDA margin, and (iv) free cash flow (defined as net cash provided by operating activities less capital expenditures). The Company believes that the presentation of certain non-GAAP measures, i.e.: (i) adjusted gross margin and adjusted gross profit, (ii) adjusted (loss) income from continuing operations and related earnings (loss) per diluted share , (iii) EBITDA, EBITDA margin, adjusted EBITDA and adjusted EBITDA margin, and (iv) free cash flow, provide useful information for the understanding of its ongoing operations and enables investors to focus on period- over-period operating performance, and thereby enhances the user's overall understanding of the Company's current financial performance relative to past performance and provides, along with the nearest GAAP measures, a baseline for modeling future earnings expectations. Non-GAAP measures are reconciled to comparable GAAP financial measures within this press release. The Company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the Company's reported GAAP results. Additionally, the Company notes that there can be no assurance that the above referenced non-GAAP financial measures are comparable to similarly titled financial measures used by other publicly traded companies.

Forward-Looking Statements

Please note that in this press release we may use words such as “appears,” “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions which constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting the Company and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of the Company to differ materially from those expressed or implied by forward-looking statements in this release, include, but are not limited to, those risks and uncertainties more fully described from time to time in the Company's public reports filed with the Securities and Exchange Commission, including under the section titled “Risk Factors” in the Company's Annual Report on Form 10-K, and/or Quarterly Reports on Form 10-Q, as well as in the Company’s Current Reports on Form 8-K. All forward-looking statements included in this press release are based upon information available to the Company as of the date of this press release and speak only as of the date hereof. We assume no obligation to update any forward- looking statements to reflect events or circumstances after the date of this press release.

Company Contact:

Michael J. Yates

Chief Financial Officer mike.yates@claruscorp.com

Investor Relations:

The IGB Group

Leon Berman / Matt Berkowitz

Tel 1-212-477-8438 / 1-212-227-7098

lberman@igbir.com / mberkowitz@igbir.com

CLARUS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except per share amounts)

	December 31, 2023	December 31, 2022
Assets
Current assets
Cash	$11,324	$11,981
Accounts receivable, net	53,971	48,134
Inventories	91,409	107,602
Prepaid and other current assets	4,865	6,300
Income tax receivable	892	3,034
Assets held for sale	137,284	61,568
Total current assets	299,745	238,619

Property and equipment, net	16,587	17,304
Other intangible assets, net	41,466	48,296
Indefinite-lived intangible assets	58,527	58,401
Goodwill	39,320	36,278
Deferred income taxes	22,869	17,912
Other long-term assets	16,824	17,440
Non-current assets held for sale	-	83,895
Total assets	$495,338	$518,145

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$20,015	$24,767
Accrued liabilities	24,580	20,553
Income tax payable	805	421
Current portion of long-term debt	119,790	11,904
Liabilities held for sale	5,744	6,950
Total current liabilities	170,934	64,595

Long-term debt, net	-	127,082
Deferred income taxes	18,124	18,506
Other long-term liabilities	14,160	15,854
Total liabilities	203,218	226,037

Stockholders’ Equity
Preferred stock, $0.0001 par value per share; 5,000 shares authorized; none issued	-	-
Common stock, $0.0001 par value per share; 100,000 shares authorized; 42,761 and 41,637 issued and 38,149 and 37,048 outstanding, respectively	4	4
Additional paid in capital	691,198	679,339
Accumulated deficit	(350,739)	(336,843)
Treasury stock, at cost	(32,929)	(32,707)
Accumulated other comprehensive loss	(15,414)	(17,685)
Total stockholders’ equity	292,120	292,108
Total liabilities and stockholders’ equity	$495,338	$518,145

CLARUS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF LOSS

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended
	December 31, 2023	December 31, 2022

Sales
Domestic sales	$31,840	$30,146
International sales	44,663	43,693
Total sales	76,503	73,839

Cost of goods sold	54,361	46,392
Gross profit	22,142	27,447

Operating expenses
Selling, general and administrative	30,665	29,869
Restructuring charges	1,411	-
Transaction costs	134	50
Impairment of goodwill and indefinite-lived intangible assets	-	92,311

Total operating expenses	32,210	122,230

Operating loss	(10,068)	(94,783)

Other income
Interest income, net	35	5
Other, net	1,104	733

Total other income, net	1,139	738

Loss before income tax	(8,929)	(94,045)
Income tax benefit	(1,700)	(10,742)
Loss from continuing operations	(7,229)	(83,303)

Discontinued operations, net of tax	(1,160)	1,699

Net loss	$(8,389)	$(81,604)

Loss from continuing operations per share:
Basic	$(0.19)	$(2.25)
Diluted	(0.19)	(2.25)

Net loss per share:
Basic	$(0.22)	$(2.20)
Diluted	(0.22)	(2.20)

Weighted average shares outstanding:
Basic	38,312	37,039
Diluted	38,312	37,039

CLARUS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF LOSS

(Unaudited)

(In thousands, except per share amounts)

	Twelve Months Ended
	December 31, 2023	December 31, 2022

Sales
Domestic sales	$112,385	$132,818
International sales	173,635	182,433
Total sales	286,020	315,251

Cost of goods sold	188,509	205,298
Gross profit	97,511	109,953

Operating expenses
Selling, general and administrative	116,367	120,814
Restructuring charges	3,223	-
Transaction costs	593	2,818
Contingent consideration (benefit) expense	(1,565)	493
Impairment of goodwill and indefinite-lived intangible assets	-	92,311

Total operating expenses	118,618	216,436

Operating loss	(21,107)	(106,483)

Other income (expense)
Interest income, net	67	-
Other, net	961	(1,035)

Total other income (expense), net	1,028	(1,035)

Loss before income tax	(20,079)	(107,518)
Income tax benefit	(4,291)	(14,716)
Loss from continuing operations	(15,788)	(92,802)

Discontinued operations, net of tax	5,642	23,022

Net loss	$(10,146)	$(69,780)

(Loss) income from continuing operations per share:
Basic	$(0.42)	$(2.49)
Diluted	(0.42)	(2.49)

Net loss per share:
Basic	$(0.27)	$(1.88)
Diluted	(0.27)	(1.88)

Weighted average shares outstanding:
Basic	37,485	37,201
Diluted	37,485	37,201

CLARUS CORPORATION

RECONCILIATION FROM GROSS PROFIT TO ADJUSTED GROSS PROFIT

AND ADJUSTED GROSS MARGIN

THREE MONTHS ENDED

	December 31, 2023		December 31, 2022

Gross profit as reported	$22,142	Gross profit as reported	$27,447
Plus impact of inventory fair value adjustment	64	Plus impact of inventory fair value adjustment	-
Adjusted gross profit	$22,206	Adjusted gross profit	$27,447

Gross margin as reported	28.9%	Gross margin as reported	37.2%

Adjusted gross margin	29.0%	Adjusted gross margin	37.2%

TWELVE MONTHS ENDED

	December 31, 2023		December 31, 2022

Gross profit as reported	$97,511	Gross profit as reported	$109,953
Plus impact of inventory fair value adjustment	64	Plus impact of inventory fair value adjustment	269
Adjusted gross profit	$97,575	Adjusted gross profit	$110,222

Gross margin as reported	34.1%	Gross margin as reported	34.9%

Adjusted gross margin	34.1%	Adjusted gross margin	35.0%

CLARUS CORPORATION

RECONCILIATION FROM LOSS FROM CONTINUING OPERATIONS TO ADJUSTED (LOSS) INCOME FROM CONTINUING OPERATIONS AND
RELATED EARNINGS PER DILUTED SHARE

(In thousands, except per share amounts)

	Three Months Ended December 31, 2023
	Total sales	Gross profit	Operating expenses	Income tax (benefit) expense	Tax rate	(Loss) income from continuing operations	Diluted EPS (1)

As reported	$76,503	$22,142	$32,210	$(1,700)	(19.0)%	$(7,229)	$(0.19)

Amortization of intangibles	-	-	(2,680)	536		2,144
Stock-based compensation	-	-	(1,218)	244		974
Inventory fair value of purchase accounting	-	(64)	-	13		51
Restructuring charges	-	-	(1,411)	282		1,129
Transaction costs	-	-	(134)	27		107

As adjusted	$76,503	$22,078	$26,767	$(598)	(17.5)%	$(2,824)	$(0.07)

(1) Potentially dilutive securities are excluded from the computation of diluted earnings (loss) per share if their effect is anti-dilutive to the loss from continuing operations. Reported loss from continuing operations per share and adjusted loss from continuing operations per share are both calculated based on 38,312 basic and diluted weighted average shares of common stock.

	Three Months Ended December 31, 2022
	Total sales	Gross profit	Operating expenses	Income tax (benefit) expense	Tax rate	(Loss) income from continuing operations	Diluted EPS (1)

As reported	$73,839	$27,447	$122,230	$(10,742)	(11.4)%	$(83,303)	$(2.25)

Amortization of intangibles	-	-	(2,894)	289		2,605
Stock-based compensation	-	-	(2,170)	217		1,953
Impairment of goodwill and indefinite-lived intangible assets	-	-	(92,311)	9,231		83,080
Transaction costs	-	-	(50)	5		45

As adjusted	$73,839	$27,447	$24,805	$(1,000)	(29.6)%	$4,380	$0.11

(1) Potentially dilutive securities are excluded from the computation of diluted earnings (loss) per share if their effect is anti-dilutive to the loss from continuing operations. Reported loss from continuing operations per share is calculated based on 37,039 basic and diluted weighted average shares of common stock. Adjusted income from continuing operations per share is calculated based on 38,307 diluted shares of common stock.

CLARUS CORPORATION

RECONCILIATION FROM LOSS FROM CONTINUING OPERATIONS TO ADJUSTED (LOSS) INCOME FROM CONTINUING OPERATIONS AND
RELATED EARNINGS PER DILUTED SHARE

(In thousands, except per share amounts)

	Twelve Months Ended December 31, 2023
	Total sales	Gross profit	Operating expenses	Income tax (benefit) expense	Tax rate	(Loss) income from continuing operations	Diluted EPS (1)

As reported	$286,020	$97,511	$118,618	$(4,291)	(21.4)%	$(15,788)	$(0.42)

Amortization of intangibles	-	-	(10,715)	2,293		8,422
Stock-based compensation	-	-	(5,141)	1,100		4,041
Inventory fair value of purchase accounting	-	(64)	-	14		50
Restructuring charges	-	-	(3,223)	690		2,533
Transaction costs	-	-	(593)	127		466
Contingent consideration (benefit) expense	-	-	1,565	(335)		(1,230)

As adjusted	$286,020	$97,447	$100,511	$(402)	(21.1)%	$(1,506)	$(0.04)

(1) Potentially dilutive securities are excluded from the computation of diluted earnings (loss) per share if their effect is anti-dilutive to the loss from continuing operations. Reported loss from continuing operations per share and adjusted loss from continuing operations per share are both calculated based on 37,485 basic and diluted weighted average shares of common stock.

	Twelve Months Ended December 31, 2022
	Total sales	Gross profit	Operating expenses	Income tax (benefit) expense	Tax rate	(Loss) income from continuing operations	Diluted EPS (1)

As reported	$315,251	$109,953	$216,436	$(14,716)	(13.7)%	$(92,802)	$(2.49)

Amortization of intangibles	-	-	(12,557)	1,720		10,837
Stock-based compensation	-	-	(11,198)	1,534		9,664
Inventory fair value of purchase accounting	-	(269)	-	37		232
Impairment of goodwill and indefinite-lived intangible assets	-	-	(92,311)	13,650		78,661
Transaction costs	-	-	(2,818)	386		2,432
Contingent consideration (benefit) expense	-	-	(493)	68		425

As adjusted	$315,251	$109,684	$97,059	$2,679	22.1%	$9,449	$0.24

(1) Potentially dilutive securities are excluded from the computation of diluted earnings (loss) per share if their effect is anti-dilutive to the loss from continuing operations. Reported loss from continuing operations per share is calculated based on 37,201 basic and diluted weighted average shares of common stock. Adjusted income from continuing operations per share is calculated based on 39,347 diluted shares of common stock.

CLARUS CORPORATION

RECONCILIATION FROM LOSS FROM CONTINUING OPERATIONS TO EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AND AMORTIZATION (EBITDA), EBITDA MARGIN, ADJUSTED EBITDA, AND ADJUSTED EBITDA MARGIN

(In thousands)

	Three Months Ended
	December 31, 2023	December 31, 2022

Loss from continuing operations	$(7,229)	$(83,303)

Income tax benefit	(1,700)	(10,742)
Other, net	(1,104)	(733)
Interest expense, net	(35)	(5)

Operating loss	(10,068)	(94,783)

Depreciation	1,086	999
Amortization of intangibles	2,680	2,894

EBITDA	(6,302)	(90,890)

Restructuring charges	1,411	-
Transaction costs	134	50
Inventory fair value of purchase accounting	64	-
Impairment of goodwill and indefinite-lived intangible assets	-	92,311
Stock-based compensation	1,218	2,170

Adjusted EBITDA	$(3,475)	$3,641

Sales	$76,503	$73,839

EBITDA margin	-8.2%	-123.1%
Adjusted EBITDA margin	-4.5%	4.9%

CLARUS CORPORATION

RECONCILIATION FROM LOSS FROM CONTINUING OPERATIONS TO EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AND AMORTIZATION (EBITDA), EBITDA MARGIN, ADJUSTED EBITDA, AND ADJUSTED EBITDA MARGIN

(In thousands)

	Twelve Months Ended
	December 31, 2023	December 31, 2022

Loss from continuing operations	$(15,788)	$(92,802)

Income tax benefit	(4,291)	(14,716)
Other, net	(961)	1,035
Interest expense, net	(67)	-

Operating loss	(21,107)	(106,483)

Depreciation	4,150	4,388
Amortization of intangibles	10,715	12,557

EBITDA	(6,242)	(89,538)

Restructuring charges	3,223	-
Transaction costs	593	2,818
Contingent consideration (benefit) expense	(1,565)	493
Inventory fair value of purchase accounting	64	269
Impairment of goodwill and indefinite-lived intangible assets	-	92,311
Stock-based compensation	5,141	11,198

Adjusted EBITDA	$1,214	$17,551

Sales	$286,020	$315,251

EBITDA margin	-2.2%	-28.4%
Adjusted EBITDA margin	0.4%	5.6%